SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of BOCA RATON, State of FLORIDA, on 7/ 31 /2024(date).

(Exact name of issuer as specified in its charter) VOTERITE, INC.

By (Signature and Title) JAMES L. KAPSIS CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature) ______________________

(Title) CEO

(Date) JULY 31, 2024

Instructions to Signatures:

1. The offering statement must be signed by the issuer, its principal executive officer, principal financial officer, principal accounting officer, and a majority of the members of its board of directors or other governing body. If a signature is by a person on behalf of any other person, evidence of authority to sign must be filed with the offering statement, except where an executive officer signs on behalf of the issuer.

2. The offering statement must be signed using a typed signature. Each signatory to the filing must also manually sign a signature page or other document authenticating, acknowledging or otherwise adopting his or her signature that appears in the filing. Such document must be executed before or at the time the filing is made and must be retained by the issuer for a period of five years. Upon request, the issuer must furnish to the Commission or its staff a copy of any or all documents retained pursuant to this section.

3. The name and title of each person signing the offering statement must be typed or printed beneath the signature.